Exhibit 99.1
Press Release           Source: Motorcar Parts of America
Motorcar Parts of America Names Corporate Finance Executive to Board
Discusses Issues Highlighted in Recent 13D Amendment Letter
LOS ANGELES, April 11, 2008 — Motorcar Parts of America, Inc. (Nasdaq:MPAA) today announced the appointment of Scott Adelson to its board of directors, expanding the board to six members. In addition, it provided an initial response to a recent letter to the company’s chief executive officer advocating measures to further enhance shareholder value.
Scott Adelson, 47, is a senior managing director and global co-head of corporate finance for the international investment banking firm Houlihan Lokey. Based in Los Angeles, he serves as a member of its board and is engaged in all aspects of the firm’s corporate finance practice. During his 20-year tenure with Houlihan Lokey, Adelson has advised more than 350 companies, including such diverse and notable organizations as Callaway Golf Corporation, Inc., LaBrea Bakery, Lockheed Martin Corporation, Qualcomm Incorporated, Science Applications International Corporation, The Wolfgang Puck Food Company and Mammoth Mountain ski area.
A commentator on CNBC and CNN and guest lecturer at various universities and symposiums, Adelson earned a Masters of Business Administration degree from the University of Chicago and completed undergraduate studies at the University of Southern California.
“The addition of Scott Adelson strengthens the board and highlights the company’s commitment to having directors with diverse expertise and experience. Our focus on sharply reducing the company’s manufacturing costs and margin improvement during the past two years is now beginning to provide meaningful benefits, and we welcome counsel from Scott and our entire board at this significant juncture in the company’s evolution. We are on a strong footing operationally, and we must now further our efforts to enhance shareholder value,” said Selwyn Joffe, chairman, president and chief executive officer of Motorcar Parts of America, Inc.
He referenced a recent letter submitted by Midwood Capital Management, a 13D-holder of Motorcar Parts of America’s securities, and its acknowledgement that the company “has been successful in a number of operational initiatives, the most important of which has been transitioning the majority of the company’s remanufacturing operations to lower cost geographies.”
“We appreciate and agree with Midwood Capital’s assessment that Motorcar Parts is undervalued relative to the expected benefits derived from these strategic initiatives and anticipated solid financial performance moving forward. Our board of directors is committed to increasing shareholder value and certainly recognizes its fiduciary responsibility to all shareholders. Clearly, as Midwood’s letter acknowledges, financial market conditions have had an impact on micro-cap and large cap stocks. Nonetheless, we remain extremely optimistic that the company’s accomplishments and financial turnaround support the company’s continuing goal of achieving a fair valuation in the marketplace. We appreciate the support of Midwood and all of our shareholders and look forward to sharing additional accomplishments in the weeks and months ahead to further justify our optimism,” Joffe said.
He added that the board of directors routinely reviews the company’s financial position and effectiveness of its strategic initiatives. Joffe emphasized that the board intends to continue to work with its financial and legal advisors to evaluate the company’s capital structure and strategic position, and as part of that process would consider the views expressed by Midwood. He further noted that there could be no assurance that any action would be taken as a result of its review.
About Motorcar Parts of America
Motorcar Parts of America, Inc. is a remanufacturer of alternators and starters utilized in imported and domestic passenger vehicles and light trucks. Its products are sold to automotive retail outlets and the professional repair market throughout the United States and Canada, with facilities located in California, Tennessee, Mexico, Malaysia and Singapore. Additional information is available at http://www.motorcarparts.com
The Private Securities Litigation Reform Act of 1995 provides a ``safe harbor’’ for certain forward-looking statements. The statements contained in this press release that are not historical facts are forward-looking statements based on the company’s current expectations and beliefs concerning future developments and their potential effects on the company, including expected benefits from the company’s new board member, its ability to capitalize on recent strategic initiatives and related potential financial benefits. These forward-looking statements involve significant risks and uncertainties (some of which are beyond the control of the company) and are subject to change based upon various factor. Reference is also made to the Risk Factors set forth in the company’s Form 10-K Annual Report filed with the Securities and Exchange Commission (SEC)in June 2007 and in its Form 10-Qs filed with the SEC thereafter for additional risks and uncertainties facing the company. The company undertakes no obligation to publicly update or revise any forward-looking statements, whether as the result of new information, future events or otherwise.
Contact:
Maier & Company, Inc.
Gary S. Maier
(310) 442-9852